Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Employment Agreement”) is made and entered into by and between SPAR GROUP, INC., a Delaware corporation (the “Company”), and STEVEN HENNEN (the “Executive”), to be effective as of December 8, 2025 (such date, the “Effective Date”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth in this Employment Agreement; and

WHEREAS, the Executive is willing and able to accept employment with the Company on the terms and conditions set forth in this Employment Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.	Employment.

1.1.      Term. The Company agrees to employ the Executive and the Executive agrees to be employed at will by the Company, in each case pursuant to this Employment Agreement, (a) until the Termination (as defined in Section 3.6) of the Executive’s employment at any time or for any reason as stated in Section 3 hereof, or (b) the expiration of three (3) years, whichever comes first (the “Term”). Executive understands and agrees that the Executive is an employee at will of the Company that the Executive’s employment may be terminated at any time by the Company or by the Executive pursuant to Section 3 hereof, and that no oral statement made to the Executive at any time and nothing in this Employment Agreement or any handbook, policy manual or other writing of the Company may be construed to grant to Executive any right to continuing employment on other terms or for any period of time.

1.2.      Position; Duties. As of the Effective Date, the Executive shall serve as the Chief Financial Officer of the Company, reporting directly to the highest-ranking officer of the Company (the “CEO”) and to the Executive Chairman, if any, as needed from time to time. In such position, the Executive shall perform such duties, functions and responsibilities during the Term as are determined by the CEO and the Board of Directors and that are commensurate with the Executive’s position. Executive shall travel at such times and to such locations as the Executive’s duties and responsibilities shall require, pursuant to the terms of Section 1.4.

1.3.      Exclusivity. During the Term, and excluding any reasonable periods of vacation and sick leave to which the Executive is entitled pursuant to the terms of this Employment Agreement or otherwise, the Executive shall devote his full business time and attention to the business and affairs of the Company, shall faithfully serve the Company, and shall in all material respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board, consistent with Section 1.2 hereof. During the Term, the Executive shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit. Notwithstanding the foregoing, the Executive will be permitted to

(a) with the prior written consent of the Board, act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive's duties and responsibilities to the Company as provided hereunder.

1.4.      Place of Employment. As of the Effective Date, the principal place of Executive’s employment shall be the Company’s office located in Charlotte, North Carolina, though the Company may change this location in its discretion from time to time. The Executive recognizes that the Executive’s duties may require, at the Company’s expense, reasonable domestic travel.

Section 2.	Compensation.

2.1.       Salary. As compensation for the performance of the Executive’s services hereunder, during the Term, effective as of the Effective Date, the Company shall pay to the Executive a salary at an annual rate of Three Hundred Seventy-Five Thousand ($375,000.00), payable in installments consistent with and in accordance with the Company’s standard payroll policies and schedule. The Executive’s base salary shall be reviewed for increases from time to time by the Board but may not be decreased without the Executive’s prior written consent. The Executive’s annual base salary, as in effect from time to time, shall be referred to herein as “Base Salary”.

2.2.      Bonus. During the Term, in addition to the Base Salary, the Executive will be eligible to receive an annual bonus compensation (the “Annual Bonus”), at a targeted opportunity of sixty per cent (60%) of Base Salary. The annual Bonus earned each year shall be based on financial targets. The targets, and achievement of the targets, will be determined by the Board. The Annual Bonus, if any, with respect to a calendar year will be paid in the following calendar year, generally in the second pay period in April, and shall not be deemed earned until the Board approves such Bonus. Except as otherwise provided herein or in the Company’s annual bonus plan, to receive the Annual Bonus, the Executive must be employed by the Company on the date of payment. Except as otherwise provided in this Section 2.2, the Annual Bonus will be subject to be terms and conditions of the Company’s annual bonus plan.

Additionally, the Executive shall be entitled to a one-time lump sum bonus of One Hundred Thousand ($100,000.00) Dollars. Fifty Thousand ($50,000.00) Dollars will be paid by December 31, 2025. The second Fifty Thousand ($50,000.00) will be paid upon the successful and timely filing of the 2025 Full year Form 10-K, and the 2026 First Quarter Form 10-Q. These payments are for the purpose of buying shares of stock of the Company.

2.3.       Equity Incentive. The Executive shall be eligible to participate in the Company’s equity incentive plan, if any, as approved from time to time (the “Equity Plan”), or any successor plan, provided that all equity grants shall be subject to approval by the Board.

2.4.    Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

2.5.       Employee Benefits. During the Term, the Executive shall be eligible to participate in any and all employee benefit plans and programs of the Company on the same basis as other senior executives of the Company participate in such plans, subject to the terms and conditions of such plans, including without limitation, eligibility criteria and contribution requirements, as the same may be in effect from time to time. For the avoidance of doubt, the Company reserves the right to amend or terminate any employee benefit plan at any time in its sole discretion, subject to the terms of the relevant benefit plan and applicable law.

2.6.      Vacation. During the Term, the Executive shall be entitled to twenty (20) days of paid vacation and other paid time off in accordance with the Company’s paid time off policy, as in effect from time to time.

2.7.      Business Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary out-of-pocket business expenses, including business travel expenses, that the Executive properly incurs during the Term in accordance with the Company's expense reimbursement policies and procedures.

Section 3.	Employment Termination.

3.1.      Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Term (other than termination on account of the Executive’s death), shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance Section 6.4. Any Notice of Termination by the Company to the Executive shall specify (i) the applicable date of Termination and (ii) the reason for Termination (whether a termination for Cause or without Cause). In the case of a Notice of Termination by the Executive to the Company, the date of Termination shall be thirty (30) days after the date the Notice of Termination is received by the Company unless the Company provides an earlier date of Termination in its sole and absolute discretion.

3.2.        Resignation From All Positions. Unless the Executive and the Company agree otherwise, upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board (or a committee thereof) of the Company or any of its affiliates.

3.3.     Return of Company Property. Upon termination of the Executive’s employment for any reason, or at any other time requested by the Board, the Executive shall return to the Company all documents and other materials in any form, and any copies thereof, that constitute, contain, or refer or relate to any Confidential Information (as defined in Section 4.1 below) and (ii) any personal property or equipment of the Company in the possession of the Executive (including, but not limited to, computers, access cards, keys, phones, office equipment and office supplies).

3.4.    Cooperation. Following the Termination of the Executive’s employment with the Company for any reason, the Executive agrees to reasonably cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company and its affiliates. The Company shall pay the Executive a reasonable fee for any such services and promptly reimburse the Executive for expenses reasonably incurred in connection with such matters.

3.5.        Benefits Upon Termination of Employment.

(a)              Termination by the Company other than for Cause; Termination by the Executive for Good Reason. If the Executive’s employment is Terminated during the Term by the Company without Cause or by the Executive for Good Reason, then, in addition to the Accrued Amounts, the Executive shall be entitled to receive: (A) to the extent not already paid, any Annual Bonus due with respect to the year prior to the year of Termination, to be paid at the time annual bonuses are paid to other executives; (B) a lump sum cash payment equal to one (1) times the sum of the Executive’s Base Salary plus an amount equal to the average bonus paid or payable for the immediately preceding two (2) years (or shorter period if applicable), determined as of the date of the Executive’s Termination (but in the event of a resignation for Good Reason, ignoring any reduction in either of the foregoing giving rise to Good Reason), which shall be paid within 60 days following the Executive’s date of Termination; (C) provided that the Executive or one or more of Executive’s covered dependents timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Act of 1985 (“COBRA”), the Company shall, for a period of twelve (12) months following the date of Termination (the “Continuation Period”), pay the cost of such COBRA coverage, provided Executive pays a monthly premium for such coverage equal to the monthly premium charged to active employees in general for similar coverage. Notwithstanding the foregoing, if Executive becomes eligible to receive medical, vision and dental benefits under another employer's group welfare plans during this Continuation Period, the Company's obligations under this Section 3.5(a) shall be reduced to the extent comparable benefits are actually received by Executive during such period, and any such benefits actually received by Executive shall be promptly reported by Executive to the Company. In the event the provision of Company medical, vision and dental plans to Executive under this Section would be taxable under Code Section 105, then within twenty business days of the date of Executive’s termination of employment the Company will provide Executive with a lump sum payment in such amount that, after all taxes on that amount, shall be equal to the cost to Executive of Executive's obtaining such coverage from another source for Executive and Executive's eligible family members. The lump sum shall be determined on a present value basis using the interest rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code on the date of termination.; and (D) all unvested equity awards shall be deemed 100% vested effective as of the Executive’s date of Termination (collectively, the “Severance Benefits.”). To remain eligible for the benefit described in (C), the Executive shall be responsible for the payment of the employee portion of any premiums or contributions and such premiums and contributions shall be made within the time period and in the amounts that other employees are required to pay to the Company for similar coverage, and the Executive’s failure to pay the applicable premiums or contributions shall result in the cessation of the applicable coverage for the Executive and the Executive’s eligible dependents.

The Company’s obligations to provide the Severance Benefits shall be conditioned upon the Executive’s execution (and non-revocation) of a release of claims (the “Release”) in favor of the Company and its affiliates within forty-five days following the date of Termination (the “Release Execution Period”). If the Executive does not timely execute the Release, or the Release does not become effective according to its terms, then the Executive shall not be entitled to receive the Severance Benefits.

(b)  Death or Disability. If the Executive’s employment is Terminated during the Term due to the Executive’s death or Disability, then, in addition to the Accrued Amounts, the Executive shall be entitled to receive (i) to the extent not already paid, any Annual Bonus due with respect to the year prior to the year of Termination, which will be paid on the date that annual bonuses are paid to the Company’s similarly situated executives who remain in employment; (ii) any benefits required by applicable law or applicable life insurance or disability coverage plan in which the Executive is participating.

(c)  All Other Terminations. If the Executive’s employment is Terminated during the Term for any reason not described in paragraph (a) or (b) (including a termination by the Company for Cause, Executive’s retirement, or the Executive’s resignation other than for Good Reason) then the Executive shall only be entitled to the Accrued Amounts.

3.6.    Definitions. The following capitalized terms used in this Section 3 (and elsewhere in this Employment Agreement) shall have the following meanings:

(a)        "Accrued Amounts" means (i) any Base Salary earned but unpaid through the date of Termination, (ii) any unreimbursed expenses in accordance with Section 2.7 hereof, and, (iii) to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided under any plan, program, policy or practice or other contract or agreement of the Company and its affiliates through the date of Termination of employment.

(b)     "Cause" shall mean (i) the Executive’s conviction of, or plea of no contest to, any felony or any crime involving fraud under the laws of the United States or any state thereof; (ii) Executive’s attempted commission of, or participation in, fraud against the Company or any affiliate thereof; (iii) Executive’s repeated willful failure to perform his duties in any material respect under this Employment Agreement or Executive’s repeated willful failure to comply in any material respect with any written policy or procedure of the Company or an affiliate thereof that is applicable to the Executive and that was previously provided or made available to the Executive, (iv) the Executive’s breach of any statutory duty owed to the Company; (v) Executive’s willful failure to follow a reasonable and lawful directive of the Board to the extent such failure would reasonably be expected to result in material harm to the business or reputation of the Company or any affiliate of the Company; or (vi) Executive’s gross misconduct in the performance of the Executive’s duties to the Company; provided, that, the Executive shall have the opportunity to cure, to the extent curable, any event specified in subsections (ii)-(vi) above within thirty (30) days of receipt of notice of the event that would give rise to Cause. The determination of whether Cause exists must be made by the CEO or by a resolution duly adopted by the affirmative vote of not less than 75% of the entire membership of the Board at a meeting of the Board that was called for the purposes of considering such termination (after reasonable notice of such determination to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) and then finding that, in the good faith and reasonable opinion of the Board, the Executive was guilty of conduct constituting Cause and specifying the particulars thereof in detail.

(c)     "Disability" shall mean shall mean the Executive's inability, due to physical or mental incapacity, to perform the essential functions of the Executive's job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period; provided, however, in the event that the Company temporarily replaces the Executive, or transfers the Executive's duties or responsibilities to another individual on account of the Executive's inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive's employment shall not be deemed terminated by the Company and the Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by the concurring opinions of two qualified independent physicians mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to the qualified independent physicians, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Employment Agreement. Any such termination for Disability shall be subject to the Americans with Disabilities Act, as amended.

(d)     "Good Reason" shall mean the occurrence of any of the following during the Term without the Executive’s prior written consent, but only if the Executive provides written notice to the Company of the event constituting Good Reason within thirty (30) calendar days following the initial occurrence thereof, the Company does not reverse or otherwise cure the event constituting Good Reason within thirty (30) calendar days after receiving written notice of such event from the Executive, and the Executive thereafter resigns his employment with the Company within thirty (30) calendar days following the expiration of such cure period: (i) any reduction in the Executive’s Base Salary which is not a salary reduction plan across all executives (including senior executives); or (ii) a reduction in the Executive’s authority, duties, titles, status or responsibilities other than changes that are either (A) temporary while the Executive is physically or mentally incapacitated or as required by applicable law, or (B) made with the Executive’s written consent.

(e)     "Termination" and "Terminated" shall have the same meaning as "Separation from Service" as defined in Treasury Regulation Section 1.409A-1(h).

Section 4.	Confidentiality, Non-Solicitation, and Non-Disparagement.

4.1.      Confidentiality. Except as otherwise provided herein, Executive acknowledges that the Confidential Information (as defined below) to which the Executive will have access is confidential and proprietary to the Company, that the disclosure of any of the Confidential Information to any unauthorized person may result in immediate and irreparable competitive injury to the Company, and that such injury may not adequately be remedied by an award of monetary relief. Subject to Section 4.6, Executive agrees that the Executive shall not disclose (other than to a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his/her duties as an executive of the Company and except as otherwise required by law) at any time during or after Executive’s employment by the Company any Confidential Information to any person without the prior written permission of the Company.

For purposes of this Employment Agreement, “Confidential Information” means all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is related to the current or anticipated business of the Company and its affiliates and not generally or publicly known, including the terms of any agreements to which any of the foregoing is a party, and other information regarding any customer or supplier, including without limitation methods of operation, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. “Confidential Information” does not include information that is generally available to the public on the date of this Employment Agreement or becomes generally available to the public other than as a result of a disclosure that is prohibited hereunder.

4.2.      Non-Solicitation. Executive agrees that at all times while the Executive is employed by the Company and for a period of one (1) year thereafter (the “Restricted Period”), the Executive shall not:

(a)     recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any employee, consultant or representative of the Company or an affiliate to leave his or her employment, consultancy or representative relationship with the Company or an affiliate or in any way interfere with the relationship between the Company or an affiliate on the one hand, and any employee, consultant or representative, on the other hand, provided that this paragraph shall not prohibit the Executive from engaging in general hiring or solicitation for employees, so long as such solicitation is general in nature; or

(b)     solicit or induce, or attempt to solicit or induce, any person that is, or during the Executive’s employment with the Company was, a customer, prospective customer, vendor, referral source, lessor or other business relation of the Company or an affiliate, to cease doing business with the Company and its affiliates, or in any way interfere with the relationship between any such customer, prospective customer, vendor, referral source or other business relation, on the one hand, and the Company or an affiliate, on the other hand.

4.3.      Non-Disparagement. During the Restricted Period, (a) subject to Section 4.6, the Executive agrees that Executive shall not, directly or indirectly, make any statement (other than statements made in connection with carrying out his responsibilities hereunder) that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company or an affiliate, or any of its employees, officers, directors or stockholders, and (b) the Company shall cause its officers and directors not to make any such statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Executive.

4.4       Reasonableness; Modification; Duration. Executive hereby acknowledges and agrees that:

(a)     The Executive has carefully read this Employment Agreement and has given careful consideration to the restraints imposed upon the Executive and is in full accord as to their necessity for the reasonable and proper protection of the Company’s and its affiliates’ interests. The Executive recognizes the importance of the covenants contained in this Section 4 and acknowledges that the restrictions imposed herein are (i) reasonable in scope, time and area; (ii) necessary for the protection of the Company’s legitimate business interests, including trade secrets, goodwill and relationships with customers, prospective customers and suppliers, and (iii) not unduly restrictive of any rights of the Executive or unreasonable impositions of the Executive’s ability to work and earn a living. In addition, the Executive agrees and acknowledges that the potential harm to the Company of the non-enforcement of this Section 4 outweighs any harm to the Executive. The Executive acknowledges and agrees that the covenants contained in this Section 4 are essential elements of this Employment Agreement and that but for these covenants the Company would not have entered into this Employment Agreement with the Executive. The existence of any claim or cause of action against the Company or an affiliate thereof by the Executive, whether predicated on the Company’s breach of this Employment Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 4. The Executive understands and agrees that the restrictions and covenants contained in this Section 4 are in addition to, and not in lieu of, any non-competition, non-solicitation or other similar obligations contained in any other agreements between the Executive and the Company or any affiliate thereof.

(b)     It is the understanding and desire of the parties hereto that the covenants contained in Section 4 above shall be enforced to the fullest extent possible under the laws and public policies applied in each jurisdiction in which enforcement may be sought, and that should any particular provision(s) of such covenants be deemed invalid or unenforceable, such provision(s) shall be deemed amended to delete therefrom the invalid portion(s) and in its reduced form, such covenant shall be enforceable. To the extent that any provision(s) in Section 4 is (are) deemed unenforceable by virtue of its (their) scope, but shall be enforceable by limitation thereof, the Company will be entitled to enforce such provision(s) to the extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought, and such provision(s) may be so modified and enforced by a court of competent jurisdiction. Executive’s obligations and undertakings provided for in this Section 4 shall, to the extent applicable, continue beyond the Termination of his employment relationship with the Company subject to the limitations set forth herein.

4.5.      Injunctive Relief. Executive also acknowledges that the services to be rendered by the Executive hereunder are special, extraordinary and unique and are vital to the success of the Company’s business, and that the breach or threatened breach of any of the covenants undertaken herein would cause irreparable injury to the Company for which no adequate remedy at law exists. Therefore, Executive agrees that in the event of such breach or threatened breach by Executive of any of the terms and conditions of this Employment Agreement, the Company or any of its successors or assigns shall be entitled, if it so elects and in addition to any other rights or remedies available to it, to institute and prosecute proceedings in any court of competent jurisdiction to specifically enforce this Employment Agreement or enjoin the Executive from breaching or attempting to breach this Employment Agreement. This remedy is in addition to and not in lieu of the remedies otherwise available to the Company and the Company may institute an action against the Executive to obtain injunctive and/or declaratory relief while pursuing claims for damages based on the same set of facts in the jurisdiction specified in Section 6.5. The Executive agrees that the Company shall be entitled to injunctive or declaratory relief without the necessity of posting any bond or the Company having to prove irreparable harm or actual damages and that the Executive waives any claim or right to the posting of any such bond or proving irreparable harm or actual damages. The protections contained within this Section 4.5 are in addition to, and not in lieu of, all protections afforded by applicable state and federal law, including those relating to protection of trade secrets and protection of computer systems and electronic information. The Company’s election to institute an action against the Executive in a court of its choosing under this Section 4.5 shall not constitute a waiver of the Company’s rights under Section 6.5 of this Employment Agreement. In addition, in the event of an alleged breach or violation by the Executive of this Section 4, the Restricted Period shall be tolled until such breach or violation has been duly cured.

4.6.      Whistleblower Protections. Notwithstanding anything to the contrary herein, no provision of this Employment Agreement shall be applied or interpreted so as to impede the Executive (or any other individual) from reporting possible violations of law to any government agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal or state law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive shall not be required to notify the Company that such reports or disclosures have been made. This provision supersedes any prior agreement or Company policy that provides to the contrary.

Section 5.	Taxes.

5.1.      Withholding. All compensation payable to the Executive under this Employment Agreement is stated in gross amounts and the Company may withhold from any amounts payable under this Employment Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. Notwithstanding the foregoing, the Executive shall be solely responsible for the payment of all taxes relating to the payment or provision of any amounts or benefits hereunder.

5.2.      Section 409A Compliance. The benefits payable under this Employment Agreement are intended to either meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Code Section 409A or, to the extent such exceptions are not applicable, comply with Code Section 409A, and shall be interpreted, to the maximum extent possible, consistent with such intent. The provisions of Code Section 409A are incorporated herein by reference to the extent necessary to make any benefit due hereunder comply therewith. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Employment Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of the terms of this Employe Agreement not complying with Section 409A.

5.3.      Section 280G. If any payment made, or benefit provided, to or on behalf of the Executive pursuant to this Employment Agreement or otherwise (“Payments”) results in Executive being subject to the excise tax imposed by Section 4999 of the Code (or any successor or similar provision) (“4999 Excise Tax”), then the Company shall pay the Executive, at approximately the same time such 4999 Excise Tax is required to be paid by the Executive (or, if earlier, at the time such 4999 Excise Tax is required to be withheld by the Company), an additional amount (the “4999 Gross-Up Payment”) equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, and local excise, income, or other taxes) as if no Excise Tax had been imposed.

Section 6.	Miscellaneous.

6.1.      Indemnification.

(a)      In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that the Executive is or was a director or officer of the Company or an affiliate thereof (other than any Proceeding initiated by the Executive or the Company related to this Employment Agreement or the Executive’s employment with the Company or termination of employment from the Company), then the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; and (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought.

(b)      During the Term and for a period of six (6) years thereafter, the Company shall also maintain, at the Company’s sole expense, director and officer liability insurance covering Executive in such amounts and subject to such limitations as the Board shall, in good faith, deem appropriate for coverage of directors and officers of the Company.

6.2.      Amendments and Waivers. This Employment Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Employment Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Employment Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

6.3.     Successors and Assigns. The Executive may not assign this Agreement or any of Executive’s rights and duties hereunder (except that the Executive’s beneficiaries shall have the right to receive payment after Executive’s death in accordance with Section 3.5(a)). The Company may assign this Agreement to an entity controlled by or under common control with the Company or to an entity that acquires all or substantially all of the equity or assets of the Company. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and its successors and assigns, including, without limitation, any successor in interest to the Company who acquires (directly or indirectly) all or substantially all of the Company’s equity or assets.

6.4.      Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Employment Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, or (ii) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below.

Notice to the Executive:

STEVEN HENNEN

5827 Ardrey Kell Road,

Charlotte, NC, 28277

Notice to the Company:

SPAR GROUP, INC.

c/o William Linnane

110 East Boulevard, Suite 1600,

Charlotte, NC, 28203

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

6.5.      Governing Law and Forum. This Employment shall be construed and enforced in accordance with the laws of the State of North Carolina applicable to contracts executed or performed therein. Executive: (i) irrevocably submits to the exclusive jurisdiction and venue of the state and federal courts of the State of North Carolina located in Mecklenburg County in any action arising out of or in any way connected to this Employment Agreement, (ii) agrees that all claims in such action arising out of or in any way connected to this Employment Agreement, (ii) agrees that all claims in such action may be decided only in such courts, (iii) waives, to the fullest extent he/she may effectively do so, the defense of an inconvenient forum, and (iv) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

6.6.      Waiver of Jury Trial. EXCEPT TO THE EXTENT PROHIBITED BY LAW, THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS EMPLOYMENT AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

6.7.      Severability. Executive understands and agrees that if any provision of this Employment Agreement is held to be unenforceable, invalid or void to any extent or for any reason, that provision shall remain in force and effect to the maximum extent allowable, if any, and that the enforceability and validity of the remaining provisions of this Employment Agreement shall not be affected thereby. In addition, Executive understands and agrees that the covenants contained in Section 4 of this Employment Agreement are subject to modification as provided in Section 4.4.

6.8.      Entire Agreement. Subject to the last sentence of Section 4.4(a), from and after the Effective Date, this Employment Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior agreements and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to the subject matter hereof.

6.9.      Counterparts. This Employment Agreement may be executed in any number of counterparts (including counterparts delivered by email of a scanned executed copy), each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

6.10.   Binding Effect. This Employment Agreement shall inure to the benefit of, and be binding on, the successors of each of the parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

6.11.   General Interpretive Principles. The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non- characterizing illustrations. The masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine unless otherwise clearly required by the context.

6.12.   No Third-Party Beneficiary. Except for the parties to this Employment Agreement and their respective successors and assigns, heirs and personal representatives, nothing expressed or implied in this Employment Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Employment Agreement.

BY SIGNING THIS EMPLOYMENT AGREEMENT, EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ, UNDERSTANDS, AND AGREES TO ALL OF THE PROVISIONS OF THIS EMPLOYMENT AGREEMENT, PARTICULARLY INCLUDING, BUT NOT LIMITED TO, EXECUTIVE’S RESTRICTIVE COVENANTS AND AGREEMENTS.

EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE WAS AFFORDED SUFFICIENT OPPORTUNITY BY THE COMPANY TO OBTAIN INDEPENDENT LEGAL ADVICE PRIOR TO EXECUTIVE’S EXECUTING THIS EMPLOYMENT AGREEMENT.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the date first written above.

COMPANY:

SPAR GROUP, INC.

By:
Name:	William Linnane
Title:	President and CEO

EXECUTIVE:

STEVEN HENNEN